Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-86876, 333-145027, 333-159989, 333-167187 and 333-183769) on Form S-8 of United Community Banks, Inc. of our report dated June 26, 2019, relating to the financial statements and supplemental schedule of the United Community Banks, Inc. 401(k) Plan, which appears in this Annual Report on Form 11-K of the United Community Banks, Inc. 401(k) Plan for the year ended December 31, 2018.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia
June 26, 2019